Exhibit 99.1

Deckers Brands Reports Fourth Quarter and Fiscal 2017 Financial Results

Fourth Quarter Sales of $369.5 Million; GAAP EPS of $(0.49); and Non-GAAP EPS of $0.11

Full Year Fiscal 2017 Sales of $1.790 Billion; GAAP EPS of $0.18; and Non-GAAP EPS of $3.82

Fourth Quarter Direct-to-Consumer (DTC) Comparable Sales Flat; Full Year Increased 2.6%

Savings Plan Expected to Drive $100 Million Operating Profit Improvement by Fiscal Year 2020

Company Announces Guidance for Full Year Fiscal 2018 and Long Range Financial Targets for Fiscal Year 2020

GOLETA, Calif.--(BUSINESS WIRE)--May 25, 2017--Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the fourth fiscal quarter and fiscal year ended March 31, 2017.

Throughout this release, references to Non-GAAP financial measures exclude certain restructuring, impairment and other charges that our management believes are not core to our ongoing operating results. Additional information regarding these Non-GAAP financial measures is set forth under the heading "Non-GAAP Financial Measures" below.

Dave Powers, President and CEO, said, "Over the course of the last year, the organization has been hard at work identifying margin enhancing initiatives and detailing plans that significantly improve the profitability of the company. We now anticipate that the $150 million cumulative savings plan announced in February 2017 will drive a $100 million operating profit improvement by fiscal year 2020. I am proud of the work the team has accomplished, and I believe we have laid a solid foundation to execute on our savings plan. I am confident that these improvements will drive a significant increase in shareholder value over the long-term."

Fourth Quarter Fiscal 2017 Financial Review

  Net sales decreased 2.4% to $369.5 million compared to $378.6 million for the same period last year. On a constant currency basis, net sales decreased 1.5%.
  Gross margin was 43.0% compared to 40.9% for the same period last year. Non-GAAP gross margin was 43.0% compared to 42.3% for the same period last year. The year over year increase was due to less domestic promotional activity and supply chain improvements, partially offset by foreign exchange headwinds from the strengthening of the U.S. dollar.
  SG&A expenses as a percentage of sales were 51.4% compared to 48.3% for the same period last year. Non-GAAP SG&A expenses as a percentage of sales were 41.6% compared to 40.8% for the same period last year. The difference between the GAAP and Non-GAAP results for the fourth quarter was due to the Company incurring charges of $35.9 million related to restructuring, impairment and other charges of which $9.9 million were non-cash charges.
  Operating (loss)/income was $(30.9) million compared to $(27.9) million for the same period last year. Non-GAAP operating income was $5.1 million compared to $5.7 million for the same period last year.
  Diluted (loss)/earnings per share was $(0.49) compared to $(0.73) for the same period last year. Non-GAAP diluted earnings per share was $0.11 compared to $0.11 for the same period last year.

Full Year Fiscal 2017 Financial Review

  Net sales decreased 4.5% to $1.790 billion compared to $1.875 billion last year. On a constant currency basis, net sales decreased 4.1%.
  Gross margin was 46.7% compared to 45.2% last year. Non-GAAP gross margin was 46.7% compared to 45.4% last year. The year over year increase in gross margin was primarily due to lower input costs and supply chain efficiencies, partially offset by foreign exchange headwinds from the strengthening of the U.S. dollar.
  SG&A expenses as a percentage of sales were 46.8% compared to 36.5% last year. Non-GAAP SG&A expenses as a percentage of sales were 37.4% compared to 35.0% last year. The difference between the GAAP and Non-GAAP results for the full year was due to the Company incurring charges of $167.5 million related to restructuring, impairment and other charges of which $134.2 million were non-cash charges.
  Operating (loss)/income was $(1.9) million compared to $162.1 million last year. Non-GAAP operating income was $165.6 million compared to $195.7 million last year.
  Diluted earnings per share was $0.18 compared to diluted earnings per share of $3.70 last year. Non-GAAP diluted earnings per share was $3.82 compared to $4.50 last year.

Brand Summary

  UGG® brand net sales for the fourth quarter decreased 1.1% to $243.0 million compared to $245.6 million for the same period last year. On a constant currency basis, sales increased 0.2%. The decrease in sales was driven by a decrease in domestic wholesale sales, partially offset by an increase in international wholesale and DTC sales. For fiscal 2017, UGG brand sales decreased 4.8% to $1.451 billion. On a constant currency basis, sales decreased 4.2%.
  Teva® brand net sales for the fourth quarter decreased 13.3% to $51.3 million compared to $59.1 million for the same period last year. On a constant currency basis, sales decreased 13.2%. The decrease in sales was driven by a decrease in global wholesale sales, partially offset by an increase in DTC sales. For fiscal 2017, Teva brand sales decreased 11.5% to $117.7 million. On a constant currency basis, sales decreased 12.2%.
  Sanuk® brand net sales for the fourth quarter decreased 16.1% to $32.3 million compared to $38.5 million for the same period last year on both a reported and constant currency basis. The decrease in sales was driven by a decrease in global wholesale and DTC sales. For fiscal 2017, Sanuk brand sales decreased 13.6% to $91.8 million. On a constant currency basis, sales decreased 13.7%.
  Combined net sales of the Company’s other brands for the fourth quarter increased 21.2% to $42.9 million compared to $35.4 million for the same period last year. On a constant currency basis, sales increased 22.0%. The increase was primarily attributable to a $9.3 million, or 32.7%, increase in sales for the HOKA ONE ONE® brand compared to the same period last year. For fiscal 2017, combined sales of the Company’s other brands increased 16.2% to $129.6 million. On a constant currency basis, sales increased 16.3%.

Channel Summary (included in the brand sales numbers above)

  Wholesale net sales for the fourth quarter decreased 5.8% to $219.1 million compared to $232.7 million for the same period last year. On a constant currency basis, sales decreased 5.2%. The decrease in sales was driven by a decrease in global wholesale sales. For fiscal 2017, wholesale sales decreased 8.7% to $1.124 billion. On a constant currency basis, sales decreased 8.6%.
  Direct-to-Consumer (DTC) net sales for the fourth quarter increased 3.0% to $150.4 million compared to $145.9 million for the same period last year. On a constant currency basis, sales increased 4.3%. DTC comparable sales for the fourth quarter were flat compared to the same period last year. For fiscal 2017, DTC sales increased 3.4% to $666.3 million and DTC comparable sales increased 2.6% primarily driven by strength across our global ecommerce business. On a constant currency basis, DTC sales increased 4.5%.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic net sales for the fourth quarter decreased 4.3% to $230.0 million compared to $240.4 million for the same period last year. For fiscal 2017, domestic sales decreased 6.4% to $1.141 billion.
  International net sales for the fourth quarter increased 0.9% to $139.5 million compared to $138.2 million for the same period last year. On a constant currency basis, sales increased 4.1%. For fiscal 2017, international sales decreased 1.0% to $648.8 million. On a constant currency basis, sales increased 1.6%.

Balance Sheet

At March 31, 2017, cash and cash equivalents were $291.8 million compared to $246.0 million at March 31, 2016. The Company had no outstanding borrowings under its credit facility at March 31, 2017 compared to $67.0 million at March 31, 2016.

Company-wide inventories at March 31, 2017 decreased 0.4% to $298.9 million from $299.9 million at March 31, 2016. By brand, UGG inventory increased 1.4% to $221.3 million, Teva inventory decreased 7.7% to $30.7 million, Sanuk inventory decreased 23.4% to $18.6 million, and the other brand inventory increased 16.5% to $28.3 million.

Update on the Cost Savings Plan and Long-term Outlook

The Company believes that the previously identified $150 million in cumulative savings before reinvestment will drive operating profit improvement of $100 million that will be fully realized by the end of fiscal year 2020. The savings are expected to come from both cost of sales improvements and SG&A reductions.

Cost of sales improvements are expected to come from the following:

  Reducing product development cycle times
  Optimizing material yields
  Consolidating our factory base, and
  Moving production outside of China

SG&A savings are expected to come from the following:

  Further retail store consolidations
  Process improvement efficiencies
  Lower unallocated indirect spend

Based on the implementation of these initiatives over the next three years, the Company is providing its long-term outlook for fiscal year 2020:

  Total sales of approximately $2.0 billion
  Operating margin of 13%
  ROIC over 20%

Full Year Fiscal 2018 Outlook

The Company’s fiscal year 2018 outlook includes targeted savings which are expected to result in over $17 million of operating profit improvement.

  Net sales are expected to be in the range of down 2% to flat
  Gross margin is expected to be approximately 47.5%
  SG&A expenses as a percentage of sales are projected to be approximately 37%
  Non-GAAP diluted earnings per share are expected to be in the range of $3.95 to $4.15. This excludes any charges that may occur from additional store closures and other restructuring charges.

First Quarter Fiscal 2018 Outlook

  Net sales are expected to be up low single digits over the same period last year, and we project a Non-GAAP diluted loss per share of approximately $(1.70) to $(1.65) compared to a Non-GAAP diluted loss per share of $(1.80) for the same period last year.
  As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter. We expect the majority of our earnings increase in fiscal 2018 to come in the third and fourth quarters.

Non-GAAP Financial Measures

We present certain Non-GAAP financial measures in this press release, including constant currency, Non-GAAP gross margin, Non-GAAP SG&A expenses, Non-GAAP operating income and Non-GAAP diluted earnings per share, to provide information that may assist investors in understanding our financial results and assessing our prospects for future performance. We believe these Non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results, such as restructuring charges relating to retail store closures and office consolidations, and other charges relating to inventory write-downs, severance and asset impairments. In particular, we believe that the exclusion of certain costs and charges allows for a more meaningful comparison of our results from period to period. These Non-GAAP measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate our constant currency information, we calculate the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and re-measurements in the consolidated balance sheets. These Non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such Non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the financial measures to the most directly comparable GAAP measures has been provided under the heading “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” in the financial statement tables included below.

Conference Call Information

The Company’s conference call to review the results for the fourth quarter 2017 will be broadcast live today, Thursday, May 25, 2017 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon at the top of the page.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses and earnings per share, as well as statements regarding our cost savings plans, ongoing restructuring plans, profit improvement efforts, product and brand strategies, and market opportunities. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expect," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as well as in our other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Comprehensive (Loss) Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Twelve-month period ended
	March 31,		March 31,
	2017	2016	2017	2016

Net sales	$369,465	$378,635	$1,790,147	$1,875,197
Cost of sales	210,541	223,693	954,912	1,028,529
Gross profit	158,924	154,942	835,235	846,668

Selling, general and administrative expenses	189,797	182,820	837,154	684,541
(Loss) income from operations	(30,873)	(27,878)	(1,919)	162,127

Other expense, net	591	1,055	5,067	5,242
(Loss) income before income taxes	(31,464)	(28,933)	(6,986)	156,885

Income tax (benefit) expense	(15,760)	(5,227)	(12,696)	34,620
Net (loss) income	(15,704)	(23,706)	5,710	122,265

Other comprehensive (loss) income, net of tax
Unrealized gain (loss) on foreign currency hedging	84	(520)	704	461
Foreign currency translation adjustment	3,626	1,343	(6,598)	(550)
Total other comprehensive (loss) income	3,710	823	(5,894)	(89)
Comprehensive (loss) income	$(11,994)	$(22,883)	$(184)	$122,176

Net (loss) income per share:
Basic	$(0.49)	$(0.73)	$0.18	$3.76
Diluted	$(0.49)	$(0.73)	$0.18	$3.70

Weighted-average common shares outstanding:
Basic	31,944	32,256	32,000	32,556
Diluted	31,944	32,256	32,355	33,039

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	March 31,
Assets	2017	2016

Current assets:
Cash and cash equivalents	$291,764	$245,956
Trade accounts receivable, net	158,643	160,154
Inventories	298,851	299,911
Other current assets	71,563	79,744
Total current assets	820,821	785,765

Property and equipment, net	225,531	237,246
Other noncurrent assets	145,428	255,057

Total assets	$1,191,780	$1,278,068

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$549	$67,475
Trade accounts payable	95,893	100,593
Other current liabilities	62,609	70,430
Total current liabilities	159,051	238,498

Long-term liabilities:
Mortgage payable	32,082	32,631
Other liabilities	46,392	39,468
Total long-term liabilities	78,474	72,099

Total stockholders' equity	954,255	967,471

Total liabilities and stockholders' equity	$1,191,780	$1,278,068

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Three Months Ended March 31, 2017
(Amounts in thousands, except for per share data)
(Unaudited)

	Three-month period ended March 31, 2017
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2)
Net sales	$369,465		$369,465
Cost of sales	210,541		210,541
Gross profit	158,924		158,924

Selling, general and administrative expenses	189,797	(35,937)	153,860
(Loss) income from operations	(30,873)	35,937	5,064

Other expense, net	591		591
(Loss) income before income taxes	(31,464)		4,473

Income tax (benefit) expense	(15,760)		1,029
Net (loss) income	$(15,704)		$3,444

Net (loss) income per share:
Basic	$(0.49)		$0.11
Diluted	$(0.49)		$0.11

Weighted-average common shares outstanding:
Basic	31,944		31,944
Diluted	31,944		32,200

(1) This amount includes approximately (a) $21.4 million of total restructuring charges, which are comprised of lease terminations, retail store asset impairments, severance, software impairments, and other corporate reorganization costs, and (b) $14.5 million of other non-core charges, which are comprised of store impairments, sales agent conversion costs, and contract terminations.

(2) The tax rate applied to Non-GAAP income before tax is 23.0% for the fiscal quarter ended March 31, 2017, which represents the Company's full-year Non-GAAP effective tax rate.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Twelve Months Ended March 31, 2017
(Amounts in thousands, except for per share data)
(Unaudited)

	Twelve-month period ended March 31, 2017
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2)
Net sales	$1,790,147		$1,790,147
Cost of sales	954,912		954,912
Gross profit	835,235		835,235

Selling, general and administrative expenses	837,154	(167,507)	669,647
(Loss) income from operations	(1,919)	167,507	165,588

Other expense, net	5,067		5,067
(Loss) income before income taxes	(6,986)		160,521

Income tax (benefit) expense	(12,696)		36,920
Net income	$5,710		$123,601

Net income per share:
Basic	$0.18		$3.86
Diluted	$0.18		$3.82

Weighted-average common shares outstanding:
Basic	32,000		32,000
Diluted	32,355		32,355

(1) This amount includes approximately (a) $118.0 million of Sanuk goodwill and patent impairment charges, (b) $29.1 million of total restructuring charges, which are comprised of lease terminations, retail store asset impairments, severance costs, software impairments, and other corporate reorganization costs, and (c) $20.4 million of other non-core charges, which are comprised of store impairments, sales agent conversion costs, and contract terminations.

(2) The tax rate applied to Non-GAAP income before tax is 23.0% for the twelve months ended March 31, 2017.

CONTACT:
Investor Contact:
Deckers Brands
Steve Fasching | VP, Strategy & Investor Relations
805.967.7611